Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OVERSEAS SHIPHOLDING GROUP, INC.

FIRST Name. The name of the corporation is Overseas Shipholding Group, Inc. (the “Corporation”).

SECOND Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

THIRD Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH Stock. The total number of shares of capital stock that the Corporation has the authority to issue is 1,000 shares of Common Stock, par value $0.0001 per share.

FIFTH Liability of Directors. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Section 102(b)(7) of the DGCL or of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

SIXTH Indemnification.

(i) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended to increase the scope of such permitted indemnification, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) and whether formal or informal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in subparagraph (iii), the Corporation shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defense) against the Corporation only if the commencement of such Proceeding (or part thereof) by the Covered Person (A) was authorized in the specific case by the Board of Directors, or (B) was brought to establish or enforce a right to indemnification under this Certificate of Incorporation, the bylaws of the Corporation (the “By-Laws”), any agreement, the DGCL or otherwise.

(ii) The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended to be more permissive, pay the expenses (including attorneys’ fees) actually and reasonably incurred by a Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

(iii) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article SIXTH is not paid in full within thirty days after a written claim therefor by the Covered Person has been presented to the Corporation, the Covered Person may file suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In addition, the Covered Person may file suit against the Corporation to establish a right to indemnification or advancement of expenses. In any such action the Corporation shall have the burden of proving by clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) The rights conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the By-Laws, agreement, any insurance policy, vote of stockholders or disinterested directors or otherwise.

(v) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is an officer or director of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Corporation.

(vi) Any repeal or modification of the provisions of this Article SIXTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

SEVENTH Amendment of Bylaws. The Board of Directors has the power to make, amend, alter or repeal the Bylaws of the Corporation, in whole or in part.